EXHIBIT 5.1

[LETTERHEAD OF VENABLE LLP]

August 7, 2020

Cantor Fitzgerald Income Trust, Inc.

110 East 59th Street

New York, New York 10022

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as Maryland counsel to Cantor Fitzgerald Income Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of $50,000,000 in shares (the “Shares”) of common stock, $0.01 par value per share, of the Company, consisting of Class AX Common Stock (“Class AX Shares”), Class TX Common Stock (“Class TX Shares”) and Class IX Common Stock (“Class IX Shares”), to be issued from time to time pursuant to the Company’s Amended and Restated Distribution Reinvestment Plan (the “Plan”). The Shares are covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (herein collectively referred to as the “Documents”):

1.    The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2.    The charter of the Company (the “Charter”), certified except in the case of the Articles of Amendment and Articles Supplementary (each as defined herein) by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.    The form of Articles of Amendment of the Company relating to the Class AX Shares, the Class TX Shares and the Class IX Shares and the change of the Company’s name from “Rodin Global Income Trust, Inc.” to “Cantor Fitzgerald Income Trust, Inc.” (the “Articles of Amendment”), certified as of the date hereof by an officer of the Company;

4.    The form of Articles Supplementary of the Company relating to the Company’s Class T Common Stock, $0.01 par value per share, Class D Common Stock, $0.01 par value per share, Class S Common Stock, $0.01 par value per share, and Class I Common Stock, $0.01 par value per share (the “Articles Supplementary”), certified as of the date hereof by an officer of the Company;

5.    The Second Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

6.    A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7.    Resolutions adopted by the Board of Directors of the Company relating to, among other matters, the registration and issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

8.    The Plan;

9.    A certificate executed by an officer of the Company, dated as of the date hereof; and

10.    Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

Cantor Fitzgerald Income Trust, Inc.

August 7, 2020

In expressing the opinion set forth below, we have assumed the following:

1.    Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.    Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.    All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.    The Shares will not be issued or transferred in violation of any restriction or limitation on transfer and ownership of shares of stock of the Company contained in Article VI of the Charter.

6.    Upon the issuance of any of the Shares, the total number of Class AX Shares issued and outstanding will not exceed the total number of Class AX Shares that the Company is then authorized to issue under the Charter, the total number of Class TX Shares issued and outstanding will not exceed the total number of Class TX Shares that the Company is then authorized to issue under the Charter and the total number of Class IX Shares issued and outstanding will not exceed the total number of Class IX Shares that the Company is then authorized to issue under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.    The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.    The issuance of the Shares has been duly authorized and, when and to the extent issued and delivered against payment therefor in accordance with the Resolutions, the Plan and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or the laws of any other state. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Cantor Fitzgerald Income Trust, Inc.

August 7, 2020

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ VENABLE LLP